Exhibit 5.1

Faegre Baker Daniels LLP

2200 Wells Fargo Center 90 South Seventh Street

Minneapolis Minnesota 55402-3901

Phone +1 612 766 7000

Fax +1 612 766 1600

May 5, 2015

CoLucid Pharmaceuticals, Inc.

15 New England Executive Park

Burlington, MA 01803

Ladies and Gentlemen:

We have acted as counsel to CoLucid Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to 2,222,428 shares of common stock, par value $0.001 per share, of the Company, including: (i) 1,900,000 shares (the “2015 Plan Shares”) pursuant to the 2015 Equity Incentive Plan (the “2015 Plan”), (ii) 300,000 shares (the “ESPP Shares”) pursuant to the 2015 Employee Stock Purchase Plan (the “ESPP”) and (iii) 22,428 shares (the “2006 Plan Shares”) pursuant to the 2006 Equity Incentive Plan (the “2006 Plan” and, together with the 2015 Plan and the ESPP, the “Plans”).

We have examined the Registration Statement and the form of amended and restated certificate of incorporation of the Company. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company

In rendering the opinions set forth below, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and (v) the authenticity of the originals of such latter documents. We have also assumed that the Company’s board of directors, or a duly authorized committee thereof, will have approved the issuance of each award under the 2006 Plan and the 2015 Plan prior to the issuance thereof.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the 2015 Plan Shares, the ESPP Shares and the 2006 Plan Shares (collectively, the “Shares”) to be issued in accordance with the Plans and that, when issued and sold as contemplated in the Registration Statement and in accordance with the Plans, the Shares will be legally issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date the Registration Statement becomes effective under the Securities Act and we assume no obligation to revise or supplement this opinion thereafter.

Very truly yours,

FAEGRE BAKER DANIELS LLP

/s/ Jonathan R. Zimmerman
Jonathan R. Zimmerman